I.  FINANCIAL STATEMENTS


USF&G CORPORATION  Consolidated Statement of Operations


                                                                                        Years Ended December 31
(dollars in millions except per share data)                                       1997             1996             1995
                                                                              --------------------------------------------
Revenues
     Premiums earned                                                            $2,682           $2,731           $2,666
     Net investment income                                                         691              705              733
     Other                                                                          16               18               53
                                                                              --------------------------------------------
        Revenues before net realized gains                                       3,389            3,454            3,452
     Net realized gains on investments                                              15               44                7
                                                                              --------------------------------------------
        Total revenues                                                           3,404            3,498            3,459
                                                                              --------------------------------------------
Expenses
     Losses, loss expenses and policy benefits                                   2,071            2,181            2,178
     Underwriting, acquisition and operating expenses                            1,002            1,044            1,048
     Interest expense                                                               34               39               44
     Reorganization severance                                                        5               17               --
     Facilities exit costs/(sublease income)                                        --              (42)              (6)
                                                                              --------------------------------------------
        Total expenses                                                           3,112            3,239            3,264
                                                                              --------------------------------------------

     Income from operations before income taxes                                    292              259              195
     Provision for income taxes                                                     84               (2)             (14)
     Distributions on USF&G-obligated mandatorily redeemable preferred capital securities of subsidiary trusts holding solely junior subordinated
        deferrable interest debentures of USF&G, net of tax                         14               --               --
                                                                              --------------------------------------------
        Net income                                                              $  194           $  261           $  209
                                                                              --------------------------------------------
        Preferred stock dividend requirements                                        2               20               28
                                                                              --------------------------------------------
          Net income available to common stock                                  $  192           $  241           $  181
                                                                              --------------------------------------------

Basic earnings per share                                                        $ 1.72           $ 2.05           $ 1.63
                                                                              --------------------------------------------

Diluted earnings per share                                                        1.63             1.95             1.53
                                                                              --------------------------------------------

Weighted-average common shares outstanding (in 000s):
     Basic                                                                     111,688          117,674          111,474
     Diluted                                                                   120,109          127,734          130,064
                                                                              --------------------------------------------

See Notes to Consolidated Financial Statements.



USF&G CORPORATION  Consolidated Statement of Financial Position


                                                                                                        At December 31
(dollars in millions except per share data)                                                         1997            1996
                                                                                               ---------------------------
Assets
     Investments:
          Fixed maturities available for sale, at market (cost, 1997, $8,183; 1996, $8,066)      $ 8,495         $ 8,164
          Common and preferred stocks, at market (cost, 1997, $51; 1996, $16)                         49              16
          Short-term investments                                                                     571             535
          Mortgage loans                                                                             641             406
          Real estate                                                                                336             554
          Other invested assets                                                                      852             401
                                                                                               ---------------------------
               Total investments                                                                  10,944          10,076
                                                                                               ---------------------------
     Cash                                                                                             90              73
     Accounts, notes and other receivables                                                           878             763
     Reinsurance receivables                                                                       1,646           1,576
     Servicing carrier receivables                                                                   710             661
     Deferred policy acquisition costs                                                               468             456
     Other assets                                                                                  1,083             802
                                                                                               ---------------------------
          Total assets                                                                           $15,819         $14,407
                                                                                               ---------------------------

Liabilities
     Unpaid losses, loss expenses and policy benefits                                            $10,017         $ 9,584
     Unearned premiums                                                                             1,148           1,113
     Corporate debt                                                                                  516             477
     Real estate and other debt                                                                        5               5
     Other liabilities                                                                             1,760           1,159
                                                                                               ---------------------------
          Total liabilities                                                                       13,446          12,338
                                                                                               ---------------------------

USF&G-obligated mandatorily redeemable preferred capital securities of subsidiary
     trusts holding solely junior subordinated deferrable interest debentures of USF&G               296             100
                                                                                               ---------------------------

Shareholders' Equity
     Preferred stock, par value $50.00 (12,000,000 shares authorized;
          shares issued, 1996, 3,999,910)                                                             __             200
     Common stock, par value $2.50 (240,000,000 shares authorized; shares
          issued, 1997, 116,402,199; 1996, 114,240,489)                                              291             286
     Paid-in capital                                                                               1,126           1,091
     Net unrealized gains on investments and foreign currency                                        167              62
     Retained earnings                                                                               493             330
                                                                                               ---------------------------
          Total shareholders' equity                                                               2,077           1,969
                                                                                               ---------------------------
          Total liabilities, capital securities and shareholders' equity                         $15,819         $14,407
                                                                                               ---------------------------

See Notes to Consolidated Financial Statements.



USF&G CORPORATION  Consolidated Statement of Cash Flows


                                                                                        Years Ended December 31
(in millions)                                                                     1997             1996             1995
                                                                             ---------------------------------------------
Operating Activities
  Direct premiums collected                                                    $ 2,166          $ 2,183          $ 2,078
  Net investment income collected                                                  699              707              743
  Direct losses, loss expenses and policy benefits paid                         (1,681)          (1,751)          (1,725)
  Net reinsurance activity                                                        (159)             (13)              69
  Underwriting and operating expenses paid                                        (844)            (769)            (760)
  Interest paid                                                                    (30)             (37)             (37)
  Income taxes paid                                                                 (7)              (5)              (5)
  Other items, net                                                                   1               15               36
                                                                             ---------------------------------------------
    Net cash provided from operating activities                                    145              330              399
                                                                             ---------------------------------------------
Investing Activities
  Net (purchases), sales and maturities of short-term investments                  (30)            (249)             148
  Sales of fixed maturities held to maturity                                        --               --               21
  Maturities/repayments of fixed maturities held to maturity                        --               --              110
  Purchases of fixed maturities available for sale                              (2,022)          (1,189)          (1,123)
  Sales of fixed maturities available for sale                                   1,293              588              489
  Maturities/repayments of fixed maturities available for sale                     743              702              443
  Purchases of other investments                                                  (414)            (228)            (302)
  Sales, maturities and repayments of other investments                            430              412              332
  Purchase of subsidiaries                                                         (67)             (57)              --
  Purchases of property and equipment                                              (86)             (59)             (32)
  Sales of property and equipment                                                    3               14                2
                                                                             ---------------------------------------------
    Net cash (used in) provided from investing activities                         (150)             (66)              88
                                                                             ---------------------------------------------
Financing Activities
  Deposits for universal life and investment contracts                             460              438              310
  Withdrawals of universal life and investment contracts                          (209)            (535)            (659)
  Purchase of structured settlement annuity coinsurance contract                  (104)              --               --
  Net repayments of short-term borrowings                                            2               --             (227)
  Long-term borrowings                                                              --               --              228
  Repayments of long-term borrowings                                                --             (125)             (42)
  Issuances of capital securities                                                  198               98               --
  Issuances of common stock                                                         21               11                6
  Repurchases of common stock                                                     (101)            (150)              --
  Redemptions of preferred stock                                                  (200)              (2)              --
  Cash dividends paid to shareholders                                              (33)             (45)             (53)
  Cash distributions paid to holders of capital securities                         (12)              --               --
                                                                             ---------------------------------------------
    Net cash provided from (used in) financing activities                           22             (310)            (437)
                                                                             ---------------------------------------------
  Increase (decrease) in cash                                                       17              (46)              50
  Cash at beginning of year                                                         73              119               69
                                                                             ---------------------------------------------
    Cash at end of year                                                        $    90          $    73          $   119
                                                                             ---------------------------------------------
Noncash Transactions
  Coinsurance transactions:
    Transfer of investments and other assets in
      exchange for reinsurance receivables                                     $    40          $   964          $    --
                                                                             ---------------------------------------------

See supplemental cash flow information at Note 1.15.
See Notes to Consolidated Financial Statements.



USF&G CORPORATION  Consolidated Statement of Shareholders' Equity


                                                                                          Years Ended December 31
(in millions except per share data)                                               1997             1996             1995
                                                                              --------------------------------------------
Preferred Stock
  Balance at beginning of year                                                  $  200           $  213           $  331
  Par value of Series B shares converted to common shares                           --              (12)             (51)
  Par value of Series C shares converted to common shares                           --               --              (66)
  Par value of shares redeemed                                                    (200)              (1)              (1)
                                                                              --------------------------------------------
    Balance at end of year                                                          --              200              213
                                                                              --------------------------------------------
Common Stock
  Balance at beginning of year                                                     286              299              262
  Par value of shares issued for conversion of Series B shares                      --                5               21
  Par value of shares issued for conversion of Series C shares                      --               --               14
  Par value of shares issued in Titan acquisition                                   13               --               --
  Par value of other shares issued                                                   4                3                2
  Par value of shares repurchased                                                  (12)             (21)              --
                                                                              --------------------------------------------
    Balance at end of year                                                         291              286              299
                                                                              --------------------------------------------
Paid-In Capital
  Balance at beginning of year                                                   1,091            1,188            1,104
  Excess of proceeds over par value of Series B shares converted                    --                7               29
  Excess of proceeds over par value of Series C shares converted                    --               --               50
  Excess of proceeds over par value of shares issued in Titan acquisition           99               --               --
  Excess of proceeds over par value of other shares issued                          17                8                5
  Excess of cost over par value of shares repurchased                              (90)            (129)              --
  Accrued stock-based compensation                                                   4               15               --
  Tax benefit from exercise of stock options                                         5                2               --
                                                                              --------------------------------------------
    Balance at end of year                                                       1,126            1,091            1,188
                                                                              --------------------------------------------
Net Unrealized Gains (Losses) on Investments and Foreign Currency
  Balance at beginning of year                                                      62              271             (147)
  Change in unrealized gains (losses)                                              105             (209)             418
                                                                              --------------------------------------------
    Balance at end of year                                                         167               62              271
                                                                              --------------------------------------------
Minimum Pension Liability
  Balance at beginning of year                                                      --             (100)             (63)
  Change in unfunded accumulated benefits                                           --              100              (37)
                                                                              --------------------------------------------
    Balance at end of year                                                          --               --             (100)
                                                                              --------------------------------------------
Retained Earnings (Deficit)
  Balance at beginning of year                                                     330              113              (46)
  Net income                                                                       194              261              209
  Common stock dividends declared (per share, 1997, $.26; 1996 and 1995, $.20)     (29)             (24)             (22)
  Preferred stock dividend declared (per share, 1997, Series A, $1.03;
    1996, Series A, $4.10, Series B $7.69; 1995, Series A $4.10,
    Series B, $10.25)                                                               (2)             (20)             (28)
                                                                              --------------------------------------------
    Balance at end of year                                                         493              330              113
                                                                              --------------------------------------------
    Total shareholders' equity                                                  $2,077           $1,969           $1,984
                                                                              --------------------------------------------

See Notes to Consolidated Financial Statements.


II.  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


USF&G CORPORATION  Notes to Consolidated Financial Statements

Note 1 Summary of Significant Accounting Policies

1.1. Basis of presentation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles ("GAAP"). These statements include the accounts of USF&G Corporation and its subsidiaries (collectively, "USF&G" or "the Corporation"). Certain of the subsidiaries are consolidated on a one-month lag, the effect of which is not material. Certain prior year amounts have been reclassified to conform to the 1997 presentation.

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

USF&G is primarily engaged in the business of insurance. Property/casualty insurance, which accounted for 88 percent of revenues before net realized gains in 1997, is written primarily by United States Fidelity and Guaranty Company ("USF&G Company") and is sold primarily through independent agents and brokers supported by USF&G Company's underwriting, marketing, administrative and claim services offices located throughout the United States. Life insurance and annuities, which accounted for 12 percent of revenues before net realized gains in 1997, are written by Fidelity and Guaranty Life Insurance Company and its subsidiary (collectively, "F&G Life"), and are sold throughout the United States through independent agents, managing general agents and specialty insurance brokerage firms. Noninsurance operations are composed primarily of the parent company and asset management services. Additional information on the Corporation's business segments is included in Note 16, "Information on Business Segments".

1.2. Subsequent event

On January 19, 1998, The St. Paul Companies, Inc. ("St. Paul"), a Minnesota corporation, and USF&G announced the signing of a definitive merger agreement pursuant to which a wholly-owned subsidiary of St. Paul will be merged into USF&G. The combined company will operate under the St. Paul name and be based in St. Paul, Minnesota. The transaction is expected to be accounted for as a pooling of interests and is intended to qualify as a tax-free reorganization. If the merger is completed, the combined company would become the eighth-largest property/casualty company in the United States, based on 1996 net written premiums. Completion of the transaction is subject to, among other things, approvals by the shareholders of USF&G and St. Paul, in addition to certain regulatory approvals, and is expected to occur in mid-1998.

Under the terms of the merger agreement, each issued and outstanding share of USF&G common stock will be converted into a number of shares of St. Paul common stock determined according to a specified exchange ratio. That exchange ratio will be based on the average of the average of the high and low market prices of St. Paul's common stock during a 20-day trading period ending on the third trading day prior to the date USF&G's shareholders vote on the approval of the merger (the "St. Paul Average Price"). If the St. Paul Average Price is greater than $78, USF&G shareholders will receive 0.2821 of a share of St. Paul common stock for each USF&G share; if the St. Paul Average Price is less than $74 per share, USF&G shareholders will receive 0.2973 of a share of St. Paul common stock for each USF&G share; and if the St. Paul Average Price is between $74 and $78 per share, USF&G shareholders will receive a fraction of a St. Paul share equal to $22 divided by the St. Paul Average Price.

In connection with the merger, St. Paul and USF&G entered into a Stock Option Agreement dated as of January 19, 1998. Pursuant to this agreement, USF&G granted St. Paul an option, exercisable only in certain circumstances, to purchase shares of USF&G common stock in an amount equal to 19.9 percent of the shares of USF&G common stock outstanding at the time of exercise.

1.3. New accounting pronouncements

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" ("EPS"), which simplifies the standards for computing EPS. SFAS No. 128 replaces primary EPS with basic EPS, which excludes common stock equivalents, and requires disclosure of EPS on the face of the income statement for all entities, such as USF&G, with complex capital structures. USF&G adopted SFAS No. 128 effective December 31, 1997. In accordance with SFAS No. 128, all prior periods presented have been restated to conform to the 1997 presentation.

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which provides new accounting and reporting standards for transfers and servicing of receivables and other financial assets and extinguishments of liabilities. As issued, the standard was effective for transactions occurring after December 31, 1996, and was to be applied prospectively. SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", was issued in December 1996, and deferred for one year both the criteria for determination of a sale versus a secured borrowing for certain transactions, and new accounting standards for assets transferred as collateral. Once adopted for transactions occurring after December 31, 1997, SFAS No. 125 will impact USF&G's accounting for participation in securities lending programs as well as for assets pledged as collateral; however, this impact will primarily be limited to reclassifications on the Consolidated Statement of Financial Position.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires that an enterprise: (a) classify items of other comprehensive income by their nature in a financial statement, and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Once adopted, USF&G anticipates that the major impact of SFAS No. 130 will be the required reporting of unrealized gains or losses on available for sale securities in comprehensive income.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that selected information about operating segments be included in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The definition of operating segments in this standard is based on the way that management organizes and manages the segments within an enterprise. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, and will require USF&G to revise and expand its business segment disclosures.

In December 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments". The SOP provides guidance for determining when an entity should recognize a liability for guaranty fund and other insurance-related assessments and on the measurement of the liability. Additionally, it provides guidance on when an asset should be recognized for a portion or all of the liability or paid assessment that can be recovered through premium tax offsets of policy surcharges. The SOP is effective for fiscal years beginning after December 15, 1998. The cumulative effect of adopting SOP No. 97-3 may be material; however, no reasonable estimation can be made at this time.

1.4. Permitted statutory accounting practices

USF&G has both domestic and foreign subsidiaries. Reporting practices for insurance subsidiaries prescribed or permitted by domestic or foreign regulatory authorities (statutory accounting practices) differ from GAAP. Statutory amounts for USF&G's insurance operations follow.

(in millions)                            1997    1996    1995
                                       ------------------------
Statutory Net Income for the
     Years Ended December 31:
     Property/casualty insurance*      $  210  $  167     $--
     Subsidiaries and affiliates**         24       8      --
     Life insurance                        21      27      15
                                       ----------------------
Statutory Surplus at December 31:
     Property/casualty insurance*      $1,455  $1,374
     Subsidiaries and affiliates**        236     243
     Life insurance                       195     213
                                       ----------------

-------------------
* Includes USF&G Company and all subsidiaries required to be included in its combined statutory statements.

**   Includes those property/casualty subsidiaries and affiliates not included in USF&G Company's combined statutory statements.

USF&G's primary insurance subsidiaries, USF&G Company and F&G Life, are domiciled in the State of Maryland and prepare their statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the Maryland Insurance Administration. Prescribed statutory accounting practices include state laws, regulations and general administrative rules issued by the State of Maryland as well as a variety of publications and manuals of the National Association of Insurance Commissioners ("NAIC"). Permitted statutory accounting practices encompass all accounting practices not so prescribed, but allowed by the state of domicile.

The NAIC is currently in the process of developing a codification of statutory accounting principles. The project, if finalized and implemented, could cause changes to the calculation of statutory net income and statutory surplus. The impact of any changes cannot be reasonably estimated at this time.

Property/Casualty Insurance: USF&G Company has received written approval from the Maryland Insurance Administration to extend the required disposal period for certain real property acquired as security for loans or other obligations. Under the current Maryland Insurance Code, these assets are required to be disposed of within five years from the date of acquisition. The Maryland Insurance Administration extended this time period for certain properties. At December 31, 1997 and 1996, permitted transactions increased statutory surplus by $20 million over what it would have been had prescribed accounting practices been followed without the variances permitted by the regulatory authorities.

Life Insurance: In 1997, F&G Life received permission from the Maryland Insurance Administration to release $39 million of capital gains related to a coinsurance contract from the Interest Maintenance Reserve ("IMR"). In conjunction with this release from the IMR, F&G Life established a $10 million voluntary investment reserve funded from policyholders' surplus. The voluntary investment reserve cannot be reduced until 1999 and requires Maryland Insurance Administration permission to do so. As of December 31, 1997 and 1996, this permitted practice had the effect of increasing statutory surplus by $23 million and $38 million, respectively, over what it would have been had prescribed accounting practices been followed without the variances permitted by the regulatory authorities.

Since Maryland does not specifically prescribe by law or regulation reserves for universal life ("UL") policies or group annuities, F&G Life follows reserving practices which are permitted by the State of Maryland. For older generation universal life policies, F&G Life holds the full account value as a reserve. For newer generation UL policies, reserves are held based on a calculation according to the NAIC UL Model Regulation, which has been adopted by many states. Many of the group annuities sold by F&G Life are used to fund qualified pension and/or profit sharing plans. For these annuities, the funds are not allocated to individual participants, and the full account value is held as the reserve. For group annuities where the funds and/or benefits are allocated to the individual certificate holder, reserves are calculated according to laws prescribed for individual annuities.

1.5. Investments

Fixed Maturities: USF&G classifies all of its fixed maturities as "available for sale". These securities are held for an indefinite period of time and may be sold in response to changes in interest rates and the yield curve, prepayment risk, liquidity needs, or other factors. Fixed maturities classified as "available for sale" are carried at market value, with unrealized gains and losses recorded as a separate component of shareholders' equity. Unrealized gains or losses on fixed maturities available for sale are offset by an adjustment to life insurance deferred policy acquisition costs ("DPAC") which is made on a pro forma basis as if the unrealized gains or losses on those assets which match certain life insurance liabilities were realized. Specific write-downs in the carrying value of fixed maturities are recognized in income when an impairment is deemed other than temporary.

Common and Preferred Stocks: Investments in common and preferred stocks where USF&G has significant influence over the investees' operating and financial policies are accounted for using the equity method and included in other invested assets. Other investments in common and preferred stocks are carried at market value with the resulting unrealized gains or losses reported directly in shareholders' equity.

Securities Lending: USF&G participates in a securities lending program whereby certain securities from its portfolio are loaned to other institutions for short periods of time. A fee is paid to USF&G by the borrower. Collateral that exceeds the market value of the loaned securities is maintained by the lending agent and reported in USF&G's other invested assets with an offsetting liability reported in other liabilities. Invested assets and other liabilities include $515 million and $128 million at December 31, 1997 and 1996, respectively, related to securities lending collateral.

USF&G's policy is to require collateral equal to 102 percent of the market value of the loaned securities. The securities are marked to market on a daily basis to maintain the value of the collateral. The cash collateral is held by lending agents and reinvested in certain approved types of securities. USF&G has an indemnification agreement with the lending agents in the event a borrower becomes insolvent or fails to return securities.

Mortgage Loans and Real Estate: Mortgage loans are carried at unpaid principal balances. Real estate investments are reported at cost adjusted for equity participation. Real estate acquired through foreclosure or deed-in-lieu of foreclosure is initially recorded at estimated market value. Valuation allowances are recognized for mortgage loans with deteriorations in collateral performance which are deemed other than temporary, based on quarterly evaluations. Impairments in the value of real estate investments are recorded as direct reductions in the carrying value of those investments and are recognized in income when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

Interest and Dividend Income: Interest on fixed maturity investments is recorded as income when earned and is adjusted for any amortization of purchase premium or discount. Dividends on equity securities are recorded as income on ex-dividend dates.

Realized Gains and Losses: Realized gains and losses on the sale of investments are determined based on specific cost. Realized losses are also recorded when an investment's net realizable value is below cost and the decline is deemed other than temporary.

1.6. Recognition of premium revenues

Property/Casualty Insurance: Property/casualty insurance premiums are earned principally on a pro rata basis over the lives of the policies and include accruals for ultimate premium revenue anticipated under auditable and retrospectively rated policies. Unearned premiums represent the portion of premiums written applicable to the unexpired terms of policies in force. Unearned premiums also include estimated and unbilled premium adjustments.

Life Insurance: Premiums on life insurance policies with fixed and guaranteed premiums and benefits, and premiums on annuities with significant life contingencies are recognized when due. Premiums received on UL policies and annuity contracts are not recorded as revenues; instead, they are recognized as deposits. Policy charges and surrender penalties are recorded as revenues.

1.7. Unpaid losses, loss expenses and policy benefits

Property/Casualty Insurance: The liability for unpaid property/casualty insurance losses and loss expenses is based on an evaluation of reported losses and on estimates of incurred but unreported losses. The reserve liabilities are determined using adjusters' individual case estimates and statistical projections. The liability was reported net of estimated salvage and subrogation recoverables of $78 million and $99 million at December 31, 1997 and 1996, respectively. Adjustments to the liability based on subsequent developments or other changes in the estimate are reflected in results of operations in the period in which such adjustments become known.

Certain liabilities for unpaid losses and loss expenses related to workers' compensation and assumed reinsurance coverage are discounted to present value. The carrying amount of such liabilities, net of reinsurance and net of discounts of $401 million was $1.3 billion and $1.4 billion at December 31, 1997 and 1996, respectively. Interest rates of up to four percent are used to discount these liabilities.

Life Insurance: Ordinary life insurance reserves are computed under the net level premium method using assumptions for future investment yields, mortality and withdrawal rates. These assumptions reflect F&G Life's experience, modified to reflect anticipated trends, and provide for possible adverse deviation. Reserve interest rate assumptions are graded and range from 2.5 percent to 6.0 percent.

Universal life and deferred annuity reserves are computed on the retrospective deposit method, which produces reserves equal to the cash value of the contracts. Such reserves are not reduced for charges that would be deducted from the cash value of policies surrendered. Reserves on immediate annuities with guaranteed payments are computed on the prospective deposit method, which produces reserves equal to the present value of future benefit payments.

1.8. Deferred policy acquisition costs

Acquisition costs, consisting of commissions, brokerage and other expenses incurred at policy issuance, are generally deferred. Amortization of DPAC totaled $687 million, $707 million and $714 million for the years ended December 31, 1997, 1996 and 1995, respectively, and was included in underwriting, acquisition and operating expenses in the Consolidated Statement of Operations.

Property/Casualty Insurance: Anticipated losses, loss expenses, remaining costs of servicing the policies and anticipated investment income are considered in determining the recoverability of deferred property/ casualty insurance acquisition costs. Such deferrals are amortized over the period that related premiums are earned.

Life Insurance: Anticipated policy benefits, remaining costs of servicing the policies and anticipated investment income are considered in determining the recoverability of DPAC for interest-sensitive life and annuity products. Life insurance acquisition costs are amortized based on assumptions consistent with those used for computing policy benefit reserves. DPAC on ordinary life business are amortized over their assumed premium paying periods. Universal life and investment annuity acquisition costs are amortized in proportion to the present value of their estimated gross profits over the products' assumed durations, which are regularly evaluated and adjusted as appropriate.

1.9. Foreign currency translation

The functional currency for USF&G's foreign operations is typically the applicable local currency. For those subsidiaries in highly inflationary economies, however, the functional currency is the reporting currency (the U.S. dollar).

Local currency balance sheet accounts are translated to U.S. dollars using exchange rates in effect at the balance sheet date, and revenue and expense accounts maintained in the local currency are translated using the average exchange rates prevailing during the year. The unrealized gains or losses, net of applicable deferred income taxes, resulting from translation are included in shareholders' equity.

In highly inflationary economies (e.g., Mexico), monetary assets and liabilities are remeasured into U.S. dollars using exchange rates in effect at the balance sheet date, whereas nonmonetary balances are remeasured using historical exchange rates. Revenue and expense accounts are remeasured using the average exchange rates prevailing during the year for monetary transactions and historical exchange rates for nonmonetary transactions. Realized gains or losses resulting from remeasurement are included in net income.

USF&G's exposure to fluctuating currency exchange rates may be reduced or effectively eliminated by certain financial instruments.

1.10. Goodwill

Goodwill, which represents the excess of cost over the fair value of net assets acquired, is amortized on a straight-line basis over periods not exceeding 40 years. USF&G regularly evaluates the recoverability of goodwill to determine if there has been any permanent impairment. The assessment is performed based on the estimated future cash flows compared with the carrying value of the asset. If impairment were indicated, a writedown to fair value (normally measured by discounting estimated cash flows) would be taken.

1.11. Earnings per share

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the period. Common stock equivalents are excluded from the calculation. Diluted earnings per share assume the conversion of all securities whose contingent issuance would have a dilutive effect on earnings.

The following table sets forth the computations of basic and diluted earnings per share.

(dollars in millions except per
share data, shares in thousands)          1997     1996     1995
                                       ---------------------------
Numerator:
Net income                                $194     $261     $209
Preferred Stock Dividends:
  Series A                                  (2)     (16)     (16)
  Series B                                  --       (4)     (12)
                                       ---------------------------
    Total preferred stock dividends         (2)     (20)     (28)
                                       ---------------------------
Numerator for basic EPS (income
  available to common shareholders)        192      241      181
                                       ---------------------------
Effect of Dilutive Securities:
  Series B preferred stock dividends        --        4       12
  Zero coupon convertible notes              3        5        6
                                       ---------------------------
                                             3        9       18
                                       ---------------------------
  Numerator for diluted EPS
    (income available to common
    shareholders after assumed
    conversions)                          $195     $250     $199
                                       ---------------------------
Denominator:
Denominator of basic EPS
  (weighted-average shares)            111,688  117,674  111,474
Effect of dilutive securities:
  Stock options                          2,954    1,846    1,432
  Contingent stock (variable
     award plan)                           285      279       --
  Convertible preferred stock               --    2,151    9,931
  Zero coupon convertible notes          5,182    5,784    7,227
                                       ---------------------------
Dilutive potential common shares         8,421   10,060   18,590
                                       ---------------------------
  Denominator for diluted EPS
    (adjusted weighted-average
    shares and assumed conversions)    120,109  127,734  130,064
                                       ---------------------------
Basic earnings per share                 $1.72    $2.05    $1.63
Diluted earnings per share                1.63     1.95     1.53
                                       ---------------------------

Stock options to purchase a total of 10 million shares of USF&G's common stock were outstanding at December 31, 1997. Of this total, 2.3 million options with exercise prices ranging from $22.19 to $30.82 per share were not included in the computation of diluted earnings per share in 1997 because the exercise prices of these options exceeded the average market price of the common shares and, therefore, would be antidilutive. The weighted-average exercise price for these outstanding options was $22.92 per share.

Additionally, based upon certain cumulative multi-year income targets, a maximum of 1.3 million shares of common stock could be issued under USF&G's Long-Term Incentive Program ("LTIP"). In 1997, approximately 740,000 of these potentially issuable shares of common stock were not included in the calculation of diluted earnings per share because the applicable multi-year income targets were not currently being achieved.

1.12. Reorganization severance

Severance costs covering approximately 280 and 700 employees in 1997 and 1996, respectively, totaled $5 million and $17 million, respectively. During 1997, USF&G's field structure was reorganized to accommodate the transfer of certain policy and claim processing activities from the branch offices to three new Centers for Agency Services and the Claim Reception Center. In 1998, the field will be further consolidated and support functions will be centralized in response to worsening market conditions.

1.13. Facilities exit costs/sublease income

During 1994, USF&G committed to a plan to consolidate its home office operations in Baltimore, Maryland at its Mount Washington facility. The facilities exit costs recorded in 1994 represented the present value of the rent and other operating expenses to be incurred under the lease on the Corporation's principal office building (the "Tower") from the time USF&G vacated the Tower through the expiration of the lease in September 2009, but did not consider any potential future sublease income, as such income was neither probable nor reasonably estimable at that time. To the extent that additional or extended subleases are subsequently negotiated, the present value of income to be received over the term of those subleases is recognizable in the period such income becomes probable and reasonably estimable. Sublease income of $54 million and $6 million was recognized under the facilities exit plan in 1996 and 1995, respectively, as a result of USF&G's negotiation of subleases with new and existing tenants. A credit of $12 million was also recognized in 1996 related to reduced property tax assessments on the Tower. During 1997, 1996 and 1995, the reserve for facilities exit costs was increased by $12 million, $13 million and $16 million, respectively, due to the amortization of the present value discount, and was reduced by $20 million, $12 million and $10 million, respectively, of rent and other operating expenses which were paid in 1997, 1996 and 1995 but were recognized in the 1994 charge.

Additionally, USF&G recognized approximately $24 million of facilities exit costs in 1996, representing the present value of the rent and other operating expenses estimated to be incurred over the life of certain leases as a result of the downsizing or closure of numerous branch offices. The reserve was reduced in 1997 by $6 million of rent and other operating expenses which were paid in 1997 but were recognized in the 1996 charge.

1.14. Business combinations

On December 22, 1997, USF&G acquired TITAN Holdings, Inc. ("Titan"), a property/casualty insurance company located in San Antonio, Texas, for $259 million including assumed debt. Titan specializes in the non-standard automobile and government entities insurance markets. The transaction was accounted for as a purchase and resulted in goodwill of approximately $151 million. The consideration paid included 5.1 million shares of the Corporation's common stock, valued at approximately $112 million. As of December 31, 1997, $47 million in cash payments were made to reduce debt and cover certain other acquisition-related expenses. The remaining consideration of $97 million, consisting of cash payments to Titan's shareholders, was subsequently paid in February 1998. The results of Titan's operations for the period from December 22 through December 31, 1997 have not been included in USF&G's Consolidated Statement of Operations for 1997 as they were not material.

On December 17, 1996, USF&G acquired Afianzadora Insurgentes, S.A. de C.V. ("Afianzadora"), a surety bond company in Mexico, for $65 million in cash. This acquisition, which was accounted for as a purchase, resulted in goodwill of $18 million. The results of Afianzadora's operations for the period from December 17 through December 31, 1996 were not included in USF&G's Consolidated Statement of Operations for 1996 as they were not material.

1.15. Supplemental cash flow information

The Consolidated Statement of Cash Flows is presented using the "direct method", which reports major classes of cash receipts and cash payments. A reconciliation of net income to net cash provided from operating activities is as follows:

(in millions)                                1997    1996    1995
                                            -----------------------
Net income                                  $ 194   $ 261    $209
Adjustments to reconcile net
   income to net cash provided from
   operating activities:
   Net realized gains on investments          (15)    (44)     (7)
   Reorganization severance                     5      17      --
   Facilities exit costs/(sublease income)     --     (42)     (6)
   Change in accrued income taxes              77      (7)    (20)
   Distributions on capital securities         14      --      --
   Depreciation expense                        38      29      25
   Change in insurance liabilities             58      66     294
   Change in DPAC                             (18)     38     (36)
   Change in receivables                     (145)   (167)    (99)
   Change in other liabilities                 76      61      79
   Change in other assets                    (123)    122     (31)
   Change in other items, net                 (16)     (4)     (9)
                                            -----------------------
Net cash provided from operating activities $ 145   $ 330    $399
                                            -----------------------

Cash provided from operating activities does not include a $104 million portion of a coinsurance contract purchased to cede certain structured settlement annuity obligations (refer to Note 12, "Reinsurance"). This transaction is considered financing in nature as it transfers a fixed payment obligation to the coinsurer.

Note 2 Investments

2.1. Components of net investment income

(in millions)                           1997    1996    1995
                                       ------------------------
Fixed maturities                        $593    $630    $664
Common and preferred stocks                1       3       4
Short-term investments                    32      20      23
Mortgage loans and real estate            69      48      46
Other investment income, net of
     interest expense on funds held       11      19      13
                                       ------------------------
     Total investment income             706     720     750
Investment expenses                      (15)    (15)    (17)
                                       ------------------------
     Net investment income              $691    $705    $733
                                       ------------------------


2.2. Net realized gains on investments

(in millions)                           1997    1996    1995
                                       ------------------------
Net Gains (Losses) on Sales:
     Fixed maturities                  $   3    $(12)  $   6
     Common and preferred stocks          --      79       4
     Mortgage loans and real estate       34      17       2
     Other                                14      18      18
                                       ------------------------
          Net gains on sales              51     102      30
Impairments                              (36)    (58)    (23)
                                       ------------------------
     Net realized gains on investments  $ 15   $  44   $   7
                                       ------------------------

2.3. Unrealized gains (losses)

                                             At December 31
(in millions)                                 1997    1996
                                            ----------------
Unrealized Gains:
     Fixed maturities available for sale      $319    $161
     Common and preferred stocks                 3       2
     Foreign currency and other                 20      20
                                            ----------------
          Gross unrealized gains               342     183
                                            ----------------
Unrealized Losses:
     Fixed maturities available for sale        (7)    (63)
     Common and preferred stocks                (5)     (2)
     Foreign currency and other                 (6)     (4)
                                            ----------------
          Gross unrealized losses              (18)    (69)
DPAC and policy benefits adjustment            (67)    (19)
Deferred taxes on net unrealized gains         (90)    (33)
                                            ----------------
               Net unrealized gains           $167    $ 62
                                            ----------------

2.4. Change in net unrealized gains (losses)

(in millions)                            1997   1996    1995
                                       ------------------------
Fixed maturities available for sale      $214  $(242)  $ 524
DPAC and policy benefits adjustment       (48)    54    (106)
Common and preferred stocks                (2)     2       4
Foreign currency and other                 (2)    10      (4)
                                       ------------------------
     Total change in unrealized
          gains (losses) before taxes     162   (176)    418
Deferred taxes on net unrealized gains    (57)   (33)     --
                                       ------------------------
     Net change in unrealized
          gains (losses)                 $105  $(209)  $ 418
                                       ------------------------

2.5. Estimated market values of fixed maturity investments

There were no fixed maturities classified as "held to maturity" at December 31, 1997 and 1996. The cost and market value of fixed maturities available for sale were as follows:

                                             At December 31, 1997
                                                   Gross
                                                 Unrealized     Market
(in millions)                             Cost  Gains  Losses    Value
                                       ---------------------------------
U.S. Government bonds                   $  497  $  12     $(1)  $  508
Mortgage-backed securities               1,392     29      --    1,421
Asset-backed securities                    664     14      --      678
Corporate bonds                          4,249    199      (3)   4,445
State and political subdivision bonds    1,209     53      (1)   1,261
Foreign government bonds                   172     12      (2)     182
                                       ---------------------------------
   Total                                $8,183   $319     $(7)  $8,495
                                       ---------------------------------

                                             At December 31, 1996
                                                   Gross
                                                 Unrealized     Market
(in millions)                             Cost  Gains  Losses    Value
                                       ---------------------------------
U.S. Government bonds                   $  334   $  7    $ (3)  $  338
Mortgage-backed securities               1,464     22      (3)   1,483
Asset-backed securities                    731     11      (1)     741
Corporate bonds                          4,882    107     (51)   4,938
State and political subdivision bonds      425      6      (1)     430
Foreign government bonds                   230      8      (4)     234
                                       ---------------------------------
   Total                                $8,066   $161    $(63)  $8,164
                                       ---------------------------------

2.6. Stated due dates of fixed maturities

The following table shows the stated due dates of fixed maturities available for sale at December 31, 1997.

                                              Market
(in millions)                           Cost   Value
                                    ------------------
In 1998                               $  239  $  240
1999 through 2002                      2,090   2,141
2003 through 2007                      1,613   1,683
After 2007                             2,185   2,332
                                    ------------------
   Subtotal                            6,127   6,396
Mortgage/asset-backed securities       2,056   2,099
securities
                                    ------------------
   Fixed maturities available
       for sale                       $8,183  $8,495
                                    ------------------
Actual maturities may differ from stated due dates as borrowers may have the right to call or prepay obligations.

Information regarding sales, repayments and maturities of fixed maturities available for sale during 1997 is set forth in the following table.

                                              Gross   Gross
(in millions)                  Cost Proceeds  Gains  Losses
                             -------------------------------
Proceeds from sales          $1,295   $1,293    $28    $(30)
Proceeds from                   738      743      5      --
maturities/repayments
                             -------------------------------
     Total proceeds          $2,033   $2,036    $33    $(30)
                             -------------------------------

Proceeds from sales of fixed maturities classified as available for sale in 1996 totaled $588 million with gross gains of $14 million and gross losses of $28 million. In 1995, such sales totaled $489 million with gross gains of $16 million and gross losses of $13 million.

Proceeds from sales of fixed maturities held to maturity were $21 million (with no gross gains and gross losses of $3 million) in 1995. These sales involved five different issuers and were based on evidence of significant deterioration of the issuers' creditworthiness, as determined from developments related specifically to the issuers. USF&G performed a detailed analysis of the issuers' operating trends, cash flows and ability to meet debt service.

From January 1, 1995 through December 3, 1995, reclassifications from held to maturity to available for sale totaled $31 million of amortized cost. These reclassifications were based on evidence of significant deterioration of the issuers' creditworthiness. Gross unrealized losses on these securities totaled $9 million at the time of the reclassifications. On December 4, 1995, all remaining securities classified as held to maturity were reclassified to available for sale as permitted by supplemental guidance to SFAS No. 115 issued by the FASB in November 1995. This reclassification was made to allow maximum flexibility in the management of the investment portfolio without being restricted by accounting interpretations. The securities had a total amortized cost of $4.5 billion, with gross unrealized gains of $117 million, at the time of the reclassification.

2.7. Nonincome-producing investments

Fixed maturities at December 31, 1997 and 1996, for which no income was recorded during those years, totaled $1 million. In addition, nonincome-producing real estate totaled $20 million and $28 million at December 31, 1997 and 1996, respectively.

Note 3 Insurance Liabilities

3.1. Property/casualty insurance reserves - unpaid losses and loss expenses Activity in unpaid losses and loss expenses for the property/casualty segment is summarized as follows:

(in millions)                                 1997    1996    1995
                                            ------------------------
Total reserve at beginning of year, gross   $6,032  $6,097  $6,158
     Less reinsurance recoverables             987     984   1,016
                                            ------------------------
Net balance at January 1                     5,045   5,113   5,142
                                            ------------------------
Incurred Related To:
     Current year                            1,933   2,030   1,856
     Prior years                              (139)   (162)    (54)
                                            ------------------------
     Total incurred                          1,794   1,868   1,802
                                            ------------------------
Paid Related To:
     Current year                              726     764     635
     Prior years                             1,225   1,190   1,196
                                            ------------------------
     Total paid                              1,951   1,954   1,831
                                            ------------------------
Net balance at December 31                   4,888   5,027   5,113
     Plus reserves acquired*                   140      18      --
     Plus reinsurance recoverables           1,172     987     984
                                            ------------------------
Total reserve at end of year, gross         $6,200  $6,032  $6,097
                                            ------------------------
*Reserves acquired relate to the purchases of Titan in 1997 and Afianzadora in 1996.

Losses and loss expenses recorded in the current period financial statements are affected by changes in estimates of insured events occurring in prior periods. Loss and loss expense reserves are established based on actuarial evaluation of required reserves by accident year. Each accident year is independently evaluated. Typically, the reserve requirements are greatest in the most recent accident year, where there is the higher degree of uncertainty.

Losses incurred in 1997, 1996 and 1995 included $116 million, $110 million and $77 million, respectively, of favorable development related to prior years' experience in the assumed reinsurance business. Given the inherent uncertainty in reserving for assumed reinsurance losses, current accident year reserves are established on a conservative basis. Based on actuarial analysis in 1997 and 1996, the favorable development in assumed reinsurance from prior accident years was substantially offset by the establishment of current accident year reserves. The workers' compensation line was the key contributor of the remaining favorable development of $23 million in 1997 and $52 million in 1996. These favorable trends in older accident years are attributable to reform efforts by various states in the early 1990s to contain workers' compensation loss costs, the results of which are emerging in recent calendar years. In addition, favorable development in 1996 included recognition of the effect on reserve estimation models of the increased use of structured settlement annuities to close workers' compensation claims. Prior years' loss reserve decreases in workers' compensation were substantially offset by reserve increases in liability lines for the current accident years.

Reserves for asbestos-related illnesses and environmental claims cannot be estimated with traditional loss reserving techniques. Liabilities are established for known claims (including the cost of litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposures on both known and unasserted claims. Estimates of the liabilities are reviewed and updated continually. Developed case law and adequate claim history do not exist for such claims, especially because significant uncertainty exists about the outcome of coverage litigation and whether past claim experience will be representative of future loss experience.

3.2. Life benefit reserves

The table below shows F&G Life's benefit reserves by policy type.

                                       At December 31
(in millions)                           1997    1996
                                      -----------------
Single Premium Annuities:
     Deferred                         $1,374  $1,314
     Immediate                         1,048   1,001
Other annuities                          367     610
Universal/term/group life              1,027     627
                                      -----------------
     Gross balance                     3,816   3,552
Reinsurance receivable                   786     782
                                      -----------------
     Total reserves, net              $3,030  $2,770
                                      -----------------

Note 4 Debt
4.1. Debt outstanding
                                        At December 31
(in millions)                            1997    1996
                                       ----------------
Corporate:
Short-term and Current Maturities of
Long-term:
     Credit facility                     $ 35     $--
     7% Senior Notes due 1998             145      --
Long-term:
     Zero Coupon Convertible
        Notes due 2009                    107     102
     8 3/8% Senior Notes due 2001         149     150
     7% Senior Notes due 1998              --     145
     7 1/2% Senior Notes due 2005          80      80
                                       ----------------
          Total corporate debt            516     477
Real estate and other debt                  5       5
                                       ----------------
     Total debt outstanding              $521    $482
                                       ----------------

4.2. Short-term debt

For general corporate purposes, USF&G maintained two committed, standby credit facilities with a group of foreign and domestic banks totaling $450 million at December 31, 1997. The facility in place for $200 million will expire in December 1998 and the remaining facility will expire in 2002. These facilities replaced the $250 million committed, standby credit facility and the $150 million multi-currency credit facility in place at December 31, 1996, and permit either borrowing of funds or letter of credit issuances. USF&G pays facility fees on the total amount of the commitments based on its long-term debt credit ratings. Borrowings at December 31, 1997 totaled $35 million. There were no borrowings against the committed, standby credit facility or the multi-currency credit facility at December 31, 1996.

Interest rates on borrowed funds are based on current market rates. At December 31, 1997 and 1996, the annual weighted-average interest rate under the facilities was 5.96% and 5.76%, respectively. USF&G was in compliance with the covenants contained in these agreements at December 31, 1997 and 1996. The most restrictive covenants require USF&G to maintain a tangible net worth of at least $1.3 billion plus 50 percent of the net income earned during the commitment period and an indebtedness-to-capital ratio below 55 percent.

4.3. Debt extinguishments

From April through August 1996, USF&G repurchased approximately $39 million of outstanding Zero Coupon Convertible Notes through the use of excess corporate cash and borrowings from the credit facility. The balance of the credit facility was repaid in December 1996 with excess corporate cash and proceeds from the issuance of capital securities (refer to Note 6).

In 1996, real estate and other debt was reduced by $11 million as a result of a deed-in-lieu of foreclosure whereby property with an outstanding $7 million note was conveyed back to the lender and a $4 million loan was repaid.

4.4. Shelf registration

USF&G Corporation has available $142 million of unissued debt, preferred stock, common stock and warrants under a 1994 shelf registration.

4.5. Redeemable debt

The Zero Coupon Convertible Notes are redeemable beginning in 1999 for an amount equal to the original issue price plus amortized original issue discount.

4.6. Maturities of long-term debt

                                              Real
                                            Estate
(in millions)               Corporate          and
                                             Other
                            -------------------------
1998                             $145          $--
1999                               --           --
2000                               --           --
2001                              149           --
2002                               --           --
                            -------------------------

Note 5 Leases

USF&G occupies office facilities under lease agreements that expire at various dates through 2009. In addition, data processing, office and transportation equipment is leased under agreements that expire at various dates through 2002.

Most leases contain renewal options that may provide for rent increases based on prevailing market conditions. Some leases also may contain purchase options based on fair market value or contractual values, if greater. Capital leases are immaterial in amount. Rent expense for the years ended December 31, 1997, 1996 and 1995 was $25 million, $40 million and $44 million, respectively.

The following table shows the future minimum payments to be made under noncancelable leases at December 31, 1997.

                         Home    Other
                       Office   Office  Equip-
(in millions)        Building    Space    ment    Total
                     -----------------------------------
1998                    $  16      $22     $15    $  53
1999                       19       19       7       45
2000                       25       15       5       45
2001                       26        9      14       49
2002                       25        5      --       30
After 2002                174        1      --      175
                     -----------------------------------
     Total               $285      $71     $41     $397
                     -----------------------------------

USF&G is also the lessor under various subleases on its office facilities. The minimum rentals to be received in the future under noncancelable subleases is $96 million at December 31, 1997.

USF&G's principal office lease involves the Tower which the Corporation sold in 1984 and subsequently leased back. As of January 1997, USF&G has vacated the Tower (refer to Note 1.13); however, USF&G is obligated to continue to make rental payments under the lease, which provides for rent increases every five years through its expiration in September 2009.

Note 6 Capital Securities of Subsidiary Trusts

Series A: On December 24, 1996, USF&G Capital I ("Capital I"), a business trust wholly owned by USF&G, issued $100 million (100,000 shares) of 8.5% Capital Securities, Series A ("Series A Securities"). Payments on the Series A Securities are guaranteed by USF&G on a subordinated basis, but only to the extent Capital I has funds available to make such payments. This guarantee, considered together with the terms of debentures issued by USF&G (described below) and an agreement for USF&G to pay other expenses and liabilities of Capital I, constitutes a full and unconditional subordinated guarantee by USF&G of Capital I's obligations under the Series A Securities.

Capital I used the proceeds from the Series A Securities issuance to purchase $100 million principal amount of 8.5% Junior Subordinated Debentures issued by USF&G ("Series A Debentures"). The Series A Debentures rank junior and subordinate in right of payment to certain other indebtedness of USF&G, and mature on December 15, 2045.

Interest payments on the Series A Debentures are deferrable, at USF&G's option, at any time for up to five years at a time, and provided there has not been an event of default. In the event USF&G elects to defer interest payments on the Series A Debentures, payments of distributions on the Series A Securities will likewise be deferred. Interest and distributions continue to accrue during any payment deferral period.

The Series A Debentures are redeemable under certain circumstances related to tax events at a price of $1,000 per debenture plus any accrued and unpaid interest and a "make whole" payment. Proceeds from any redemptions of the Series A Debentures will be used to redeem a like amount of the Series A Securities. Additionally, USF&G has the right, under certain circumstances related to tax events, to shorten the maturity of the Series A Debentures to a date no earlier than June 24, 2016, in which case the stated maturity of the Series A Securities will likewise be affected.

Series B: On January 10, 1997, USF&G Capital II ("Capital II"), a second business trust wholly owned by USF&G, issued $100 million (100,000 shares) of 8.47% Capital Securities, Series B ("Series B Securities"). Payments on the Series B Securities are guaranteed on the same basis as the guarantee of the Series A Securities.

Capital II used the proceeds from the Series B Securities issuance to purchase $100 million principal amount of 8.47% Deferrable Interest Junior Subordinated Debentures, Series B ("Series B Debentures") issued by USF&G, which mature on January 10, 2027. The Series B Debentures also rank junior and subordinate to certain other indebtedness of USF&G, but rank equal with the Series A Debentures. The Series B Debentures and Series B Securities have interest/ distribution deferral terms similar to those of the Series A Debentures and Series A Securities, described above. The Series B Debentures are redeemable at USF&G's option at any time beginning in January 2007 at scheduled redemption prices ranging from $1,042 to $1,000 per debenture, plus any accrued and unpaid interest.

The Series B Debentures are also redeemable prior to January 2007 under certain circumstances related to tax and other special events. Proceeds from any redemptions of the Series B Debentures will be used to redeem a like amount of the Series B Securities. Additionally, USF&G has the right, under certain circumstances related to tax events, to shorten the maturity of the Series B Debentures to a date no earlier than July 10, 2016, in which case the stated maturity of the Series B Securities will likewise be affected.

Series C: On July 8, 1997, USF&G Capital III ("Capital III"), a third business trust wholly owned by USF&G, issued $100 million (100,000 shares) of 8.312% Capital Securities, Series C ("Series C Securities"). Payments on the Series C Securities are guaranteed on the same basis as the guarantee of the Series A and Series B Securities.

Capital III used the proceeds from the Series C Securities issuance to purchase $100 million principal amount of 8.312% Junior Subordinated Debentures issued by USF&G ("Series C Debentures"). The Series C Debentures rank junior and subordinate in right of payment to certain other indebtedness of USF&G, but rank equal with the Series A and Series B Securities. The Series C Debentures and Series C Securities have interest/distribution deferral terms similar to those of the Series A and Series B Debentures and Series A and Series B Securities, described above.

The Series C Debentures mature on July 1, 2046, and are redeemable under certain circumstances related to tax events at a price of $1,000 per debenture plus any accrued and unpaid interest and a "make whole" payment. Proceeds from any redemptions of the Series C Debentures will be used to redeem a like amount of the Series C Securities. Additionally, USF&G has the right, under certain circumstances related to tax events, to shorten the maturity of the Series C Debentures to a date no earlier than April 8, 2012, in which case the stated maturity of the Series C Securities will likewise be affected.

The Series A , Series B and Series C Debentures and related interest expense and income, as well as USF&G's interest in Capital I, Capital II and Capital III, are eliminated in consolidation. The Series A, Series B and Series C Securities are shown in the Consolidated Statement of Financial Position under the caption, "USF&G-obligated mandatorily redeemable preferred capital securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures of USF&G". Distributions on the Series A, Series B and Series C Securities are shown, net of tax, in the Consolidated Statement of Operations under the caption "Distributions on USF&G-obligated mandatorily redeemable preferred capital securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures of USF&G, net of tax".

The sole assets of Capital I, Capital II and Capital III are the Series A, Series B and Series C Debentures, respectively. Neither Capital I, Capital II nor Capital III have operations independent of the aforementioned relationships with USF&G and the holders of their respective capital securities. In the event USF&G exercises its right to defer interest payments on the Series A, Series B or Series C Debentures, it will be prohibited from making payments with respect to any capital debt or securities which rank equal or junior in right of payment to the Series A, Series B and Series C Debentures, including cash dividends on its common or preferred stock. In no case may the deferral of payments described above extend beyond the stated maturity dates of the respective securities.

Note 7 Shareholders' Equity

7.1. Classes of stock

USF&G is authorized to issue 12 million shares of $50 par value preferred stock and 240 million shares of $2.50 par value common stock.

7.2. Preferred stock

USF&G had no preferred stock outstanding at December 31, 1997. At December 31, 1996 and 1995, there were 4 million shares of $4.10 Series A Convertible Exchangeable Preferred Stock ("Series A Preferred Stock") issued and outstanding. During the first half of 1997, USF&G called for redemption all of the remaining outstanding shares of its Series A Preferred Stock. Holders of 10,227 shares of the Series A Preferred Stock converted their shares into 12,308 shares of common stock. USF&G redeemed all of the remaining outstanding shares of its Series A Preferred Stock for $200 million cash.

USF&G had 277,550 shares and 1.3 million shares of $10.25 Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock") issued and outstanding at December 31, 1996 and 1995, respectively. During 1996 and 1995, USF&G called for redemption 233,550 shares and 832,650 shares, respectively, of its Series B Preferred Stock. These shares were converted into 1.9 million shares and 6.9 million shares, respectively, of common stock in accordance with the terms of the Series B Preferred Stock. Holders of an additional 20,000 shares and 189,800 shares of Series B Preferred Stock voluntarily converted their shares into 166,320 shares and 1.6 million shares, respectively, of common stock during 1996 and 1995. The holder of another 24,000 shares of Series B Preferred Stock voluntarily redeemed those shares for cash during 1996.

7.3. Changes in common stock shares

                                     1997         1996         1995
                              --------------------------------------
Outstanding, January 1        114,240,489  119,606,095  104,810,794
Shares repurchased             (4,706,430)  (8,400,700)          --
Shares issued                   6,868,140    3,035,094   14,795,301
                              --------------------------------------
Outstanding, December 31      116,402,199  114,240,489  119,606,095
                              --------------------------------------

In December 1997, USF&G issued approximately 5.1 million shares of common stock in consideration for its acquisition of Titan. In conjunction with a stock repurchase program instituted in 1996, USF&G repurchased 4.7 million and 8.4 million shares of its common stock during 1997 and 1996, respectively. USF&G also issued 2.1 million shares of common stock during 1996 for the conversion of the Series B Preferred Stock. During 1995, USF&G issued 8.5 million shares of common stock for the conversion of the Series B Preferred Stock, and 5.5 million shares of common stock for the conversion of the $5.00 Series C Cumulative Convertible Preferred Stock.

7.4. Shareholder rights plan

USF&G has a shareholder rights plan ("the plan") to deter coercive or unfair takeover tactics and to prevent a potential purchaser from gaining control of USF&G without offering a fair price to all of the Corporation's shareholders. The plan, which otherwise would have expired in 1997, was extended until 2007 and amended in several respects in February 1997. Under the plan, as amended, each outstanding share of USF&G's common stock has one preferred share purchase right (a "right") expiring in 2007. Each right entitles the registered holder to purchase 1/100 of a share of a new class of junior preferred stock for $105. The rights cannot be exercised unless certain events occur that might lead to a concentration in ownership of common shares or unless certain other events relating to a change in control take place. At that time, each right may be converted into rights to acquire common stock having a value of twice the $105 exercise price. In certain circumstances, the plan also provides that the rights can be exchanged for USF&G's common stock without payment of the purchase price. Rights held by holders of 15 percent or more of USF&G's common stock, or their associates, may be null and void. Under certain conditions, the rights also become convertible into the rights to acquire shares of common stock of an acquiror having a value of twice the exercise price. USF&G will generally be entitled to redeem the rights, at $.01 per right, any time before the tenth day (subject to further deferral) after a 15 percent position is acquired. In January 1998, the plan was amended to provide that the rights would not become exercisable as a result of the transactions contemplated with St. Paul under the merger agreement or the related stock option agreement.

7.5. Dividend restrictions

There are certain restrictions on payments of dividends by insurance subsidiaries that may limit USF&G Corporation's ability to receive funds from its subsidiaries. Under the Maryland Insurance Code, Maryland insurance subsidiaries, such as USF&G Company and F&G Life, must provide the Maryland Insurance Commissioner (the "Commissioner") with not less than thirty days' prior written notice before payment of an "extraordinary dividend" to its holding company. (Refer to Section 4.3, "Dividend Restrictions", of Management's Discussion and Analysis of Financial Condition and Results of Operations.) In addition, ten days' prior notice of any other dividend must be given to the Maryland Insurance Commissioner prior to payment, and the Commissioner has the right to prevent payment of such dividend if it is determined that such payment could impair the insurer's surplus or financial condition.

Cash dividends of $136 million, $134 million and $83 million were paid during 1997, 1996 and 1995, respectively, to USF&G Corporation by USF&G Company. Such dividends were not subject to the requirements for extraordinary dividends. In addition, effective June 1, 1995, and with the Commissioner's consent, USF&G Company declared an extraordinary dividend payable to USF&G Corporation valued at $323 million, which consisted of all of the issued and outstanding capital stock of F&G Life. Prior to payment of such dividend, F&G Life was a wholly-owned subsidiary of USF&G Company. As a result of such dividend payment, F&G Life is now a direct, wholly-owned subsidiary of USF&G Corporation. Dividends of up to $146 million will be available for payment from USF&G Company to USF&G Corporation during 1998 without being deemed extraordinary.

Cash dividends of $40 million, $139 million and $31 million were paid during 1997, 1996 and 1995, respectively, to USF&G Corporation by F&G Life. In addition, effective December 17, 1997 and December 29, 1995 and with the Commissioner's consent, F&G Life declared extraordinary dividends payable to USF&G Corporation consisting of investments in various real estate properties, totaling $25 million and $28 million, respectively. Consequently, all of the 1997 and 1996 dividends were deemed extraordinary, and were paid with the Commissioner's consent. Further, any dividends which F&G Life would propose to pay in 1998 would be deemed extraordinary dividends and subject to the thirty-day notice period.

Note 8 Financial Instruments and Derivatives

Fair value information is based on quoted market prices where available. In cases where quoted market prices are not available, fair values are based on internal estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, such as applicable discount rate and estimated future cash flows. Therefore, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Fair value disclosure requirements exclude certain financial instruments and all nonfinancial instruments. The fair value of many insurance-related liabilities do not require disclosure. However, in its strategy of asset/liability matching, USF&G takes into consideration the future cash requirements of its insurance-related liabilities. Had a presentation of these liabilities been made, due to their long-term nature, the fair value of insurance-related liabilities would have been significantly less than their carrying value.

8.1. Financial instruments

Cash and Short-Term Investments: The carrying amounts reported in the Consolidated Statement of Financial Position for these instruments approximate their fair values.

Fixed Maturity Investments: Fair values for publicly-traded fixed maturity investments are based on quoted market prices. For privately-placed fixed maturities, estimated fair values are derived by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investment. At December 31, 1997, the amortized costs and market values of fixed maturity investments were as follows:

                                       Amortized        Market
(in millions)                               Cost         Value
                                       ------------------------
Publicly traded                           $7,696        $8,015
Private placements                           487           480
                                       ------------------------
    Total fixed maturity investments      $8,183        $8,495
                                       ------------------------

All fixed maturities are classified as available for sale and are reported in the Consolidated Statement of Financial Position at market value.

Common and Preferred Stocks: The carrying values of common and preferred stocks as reported in the Consolidated Statement of Financial Position are based on quoted market prices and reflect their fair values.

Mortgage Loans and Policy Loans: The fair values for mortgage loans and policy loans are estimated based on discounted cash flow analyses, using interest rates currently being offered for loans with similar credit risk. Loans with similar characteristics are aggregated for purposes of the calculations. At December 31, 1997, the carrying amounts and fair values of investments in mortgage loans and policy loans were as follows:

                             Carrying          Fair
(in millions)                  Amount         Value
                             ------------------------
Mortgage loans                  $641           $658
Policy loans                      82             86
                             ------------------------

Other Assets and Other Liabilities: Other invested assets considered financial instruments include equity interests in minority ownership investments, interests in limited partnerships and related notes receivable. It is not practicable to estimate their fair value due to the closely-held nature of these investments.

Other assets and liabilities considered financial instruments include agents' balances receivable, prepaid and accrued expenses and other receivables generally of a short-term nature. It is assumed the carrying value of these financial instruments approximates their fair value.

Short- and Long-Term Debt: The carrying amount of USF&G's short-term borrowings approximates its fair value. The fair value of long-term debt is based on market quotes or estimated discounted cash flow analyses, based on USF&G's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amounts and estimated fair value of debt instruments at December 31, 1997 were as follows:

                             Carrying          Fair
(in millions)                  Amount         Value
                             ------------------------
Corporate                        $516          $545
Real estate and other               5             5
                             ------------------------
     Total debt                  $521          $550
                             ------------------------

Investment Contracts: Fair values for F&G Life's single premium deferred annuities, other deferred annuities, single premium immediate annuities and supplementary contracts are primarily derived by estimating the cost to extinguish its liabilities under an assumption reinsurance transaction. The estimated statutory profits the assuming company would realize from the transaction are discounted at a typical internal rate of return objective. If such a transaction were to occur, GAAP would require the unamortized balance of deferred policy acquisition costs associated with these liabilities to be immediately expensed. The amount of the related unamortized DPAC was approximately $136 million at December 31, 1997. The fair values of the remaining liabilities under investment contracts are estimated using discounted cash flow calculations, based on interest rates currently being offered for like contracts with similar maturities.

The carrying amounts and estimated fair values of F&G Life's liabilities for investment contracts at December 31, 1997 were as follows:

                                       Carrying          Fair
(in millions)                            Amount         Value
                                       ------------------------
Single premium deferred annuities       $   699        $  654
Other deferred annuities                    709           637
Single premium immediate annuities
     and supplementary contracts             85            81
Group annuities                              65            63
                                       ------------------------
     Total                               $1,558        $1,435
                                       ------------------------

Off-Balance Sheet Financial Instruments: The fair values of USF&G's financial guarantees written totaled $2 million at December 31, 1997, and were estimated using discounted cash flow analyses based on USF&G's current incremental borrowing rate for similar types of borrowing arrangements. The fair value of foreign exchange options, which are derived from quoted market prices, were less than $1 million at December 31, 1997. The estimates of the fair value of USF&G's interest rate swaps were obtained from the counterparties to the agreement or were derived by discounting the expected future cash flows, and totaled $4 million at December 31, 1997.

8.2. Derivatives

USF&G uses derivative instruments, including options and swaps, to manage foreign exchange and interest rate risk, reduce borrowing costs and minimize the impact of rate fluctuations on the settlement of debt and other financial instruments. USF&G limits its use of derivative instruments.

Foreign exchange options are used to manage exposure to the effects of foreign currency exchange rate fluctuations on foreign-denominated transactions. Cash-settled equity swaps on USF&G common stock are used to manage exposure to stock price fluctuations on stock-based incentive compensation expense. Interest rate swaps are used to manage the exposure to fluctuating rates and the relationship of fixed/floating interest rates on corporate debt. Individually, and in the aggregate, the impact of these transactions on the financial position and results of operations is not material. At December 31, 1997, the Corporation's mark-to-market position on these derivative instruments was a gross gain of $4 million and a gross loss of less than $1 million.

In addition, exchange-traded and over-the-counter catastrophe options and swaps, linked to an index of losses related to natural disasters, are an additional insurance-related source of income. USF&G limits and monitors its maximum exposure to loss. Individually, and in the aggregate, the impact of these transactions on the financial position and results of operations is not material. At December 31, 1997, the maximum exposure to loss was less than $3 million and gross unrealized gains and gross unrealized losses were approximately $1 million.

USF&G is subject to the risk that the counterparties will fail to perform. However, these risks are mitigated by the credit quality of the counterparties and the gains and losses of the underlying instruments. USF&G seeks to manage the credit risk by establishing minimum credit ratings for counterparties to the transactions.

Note 9 Stock-Based Compensation

Stock options have been granted to full-time officers and key employees under four incentive plans: Stock Option Plan of 1987, Stock Option Plan of 1990, Stock Incentive Plan of 1991, and Stock Incentive Plan of 1997 (collectively, the "Management Plans"). In addition, the 1994 Stock Plan for Employees of USF&G (the "Broad-Based Plan") grants eligible employees, other than officers and key employees participating in other stock incentive plans, options to purchase shares.

The Corporation applies Accounting Principles Board Opinion ("APB") No. 25 and related interpretations in accounting for its employee stock options. Under APB No. 25, no compensation expense is recognized since the exercise price of the options is equal to the market price of the underlying stock on the date of the grant.

In addition, under the Corporation's Long-Term Incentive Program, USF&G awards shares of common stock to full-time officers based on three-year performance goals established by the Board of Directors. Compensation expense, determined under APB No. 25 as the number of shares to be issued at a given performance level times the current market price of the stock, is accrued over the three-year performance cycle. Net income for 1997 and 1996 included $6 million and $13 million, respectively, of compensation expense for LTIP awards.

Under the Management Plans and Broad-Based Plan, the Corporation may grant options to participating employees to purchase up to 16 million and 5 million shares of common stock, respectively. At December 31, 1997, 7 million and 1 million options were available for future grant under the Management Plans and Broad-Based Plan, respectively. Under all plans, the exercise price of each option equals the market price of USF&G's stock on the date of grant, and an option's maximum term is ten years. Options vest ratably over three years under the Management Plans, and vest after two years under the Broad-Based Plan.

Had compensation expense for these plans been determined based on the fair value of awards at the grant date, as prescribed by SFAS No. 123, net income and earnings per share would have been as follows:

                                        1997    1996   1995
                                       --------------------
Pro forma net income (in millions)     $ 182   $ 254  $ 205
Pro forma basic earnings per share      1.61    1.99   1.59
Pro forma diluted earnings per share    1.52    1.89   1.49
                                       --------------------
Note: The effects of applying SFAS No. 123 shown here are not likely to be representative of the effects in future years due to the exclusion of awards granted in prior years but vesting (and therefore expensed) in 1995, 1996 and 1997.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted-average assumptions used for grants in each year were as follows:

                                          1997      1996      1995
                                       -------------------------------
Expected volatility                       21.1%     25.0%     25.4%
Dividend yield                            1.13%     1.24%     1.53%
Management Plans:
     Risk-free interest rates             6.52%     6.36%     7.25%
interest rates
     Expected lives                    5 years   7 years   7 years
Broad-Based Plan:
     Risk-free interest rates             6.35%     5.98%     7.07%
     Expected lives                    3 years   4 years   4 years
                                       -------------------------------

The Black-Scholes method is one of many models used to calculate the fair value of an option. Because the models are sensitive to changes in the different assumptions used, the effect on fair value estimates can be significant. Accordingly, the derived fair value of options cannot be substantiated by comparison to independent markets. The fair value also cannot be realized in immediate settlement.

A summary of the status of USF&G's stock option plans as of December 31, 1997, 1996 and 1995, and changes during the years ended on those dates are presented in the table below. The 1997 activity includes options granted pursuant to the merger agreement with Titan, in which the Corporation assumed 899,731 exercisable outstanding options, based on the exchange ratio applicable to the acquisition.
                                                       Weighted-Average
                                                               Exercise
                                               Shares             Price
                                           -----------------------------
Outstanding at January 1, 1997              9,101,408            $13.95
Granted                                     2,404,142             22.52
Granted in conjunction with acquistion        899,731             12.14
Exercised                                  (1,533,314)            13.20
Surrendered or canceled                      (873,341)            18.23
                                           -----------------------------
Outstanding at December 31, 1997            9,998,626            $15.58
                                           -----------------------------
Options exercisable at December 31, 1997    5,146,295            $13.24
                                           -----------------------------
Weighted-average fair value of options
     granted during 1997                                        $  5.66
                                           -----------------------------

                                                       Weighted-Average
                                                               Exercise
                                               Shares             Price
                                           -----------------------------
Outstanding at January 1, 1996              7,290,207            $12.97
Granted                                     3,363,988             14.63
Exercised                                    (910,396)            11.45
Surrendered or canceled                      (642,391)            15.30
                                           -----------------------------
Outstanding at December 31, 1996            9,101,408            $13.95
                                           -----------------------------
Options exercisable at December 31, 1996    3,714,777            $13.39
                                           -----------------------------
Weighted-average fair value of options
     granted during 1996                                        $  4.55
                                           -----------------------------

                                                       Weighted-Average
                                                               Exercise
                                               Shares             Price
                                           -----------------------------
Outstanding at January 1, 1995               5,908,451           $12.86
Granted                                      2,714,806            13.72
Exercised                                     (733,603)            7.33
Surrendered or canceled                       (599,447)           16.86
                                           -----------------------------
Outstanding at December 31, 1995             7,290,207           $12.97
                                           -----------------------------
Options exercisable at December 31, 1995     2,707,398           $12.82
                                           -----------------------------
Weighted-average fair value of options
     granted during 1995                                        $  4.63
                                           -----------------------------

The following table summarizes information about stock options outstanding at December 31, 1997:

Range of            Options Outstanding           Options Exercisable
Exercise                Remaining   Average                   Average
Price            Number     Life*   Price**         Number    Price**
              --------------------------------------------------------
$6.25-10      1,129,256      3.6     $ 9.19      1,129,256     $ 9.19
11-15         6,236,325      7.2      13.97      3,708,650      13.74
16-20           378,312      6.4      16.78        176,940      16.94
21-28         2,129,005      9.2      22.53          5,721      22.50
29-30.82        125,728      1.7      29.48        125,728      29.48
              --------------------------------------------------------
$6.25-30.82   9,998,626      7.1     $15.30      5,146,295     $13.24
              --------------------------------------------------------
*Represents the weighted-average remaining contractual life of options in years.
**Represents the weighted-average exercise price of options.

Under the terms of the merger agreement with St. Paul, all options outstanding as of the effective date of the merger and that were granted prior to January 19, 1998, will become fully vested and exercisable upon consummation of the merger.

Note 10 Retirement Benefits

10.1. Retirement plans

USF&G has noncontributory retirement plans covering most regular full-time employees of the Corporation and its affiliates. An employee's pension benefit is based on salary, years of service and Social Security benefits. USF&G makes contributions to the retirement plans based on amounts required to be funded under provisions of the Employee Retirement Income Security Act of 1974, as amended. The plans' funded status and amounts recognized in the consolidated financial statements were as follows:

                                        At December 31

(dollars in millions)                  1997      1996
                                      -------------------
Actuarial Present Value of:
  Accumulated benefit obligation       $410      $370
  Vested benefits                       392       355
                                      -------------------

Plan assets at fair value              $439      $379
Projected benefit obligation            427       385
                                      -------------------
  Funded status                          12        (6)
Unrecognized net loss                    91       105
Unrecognized prior service cost
     (benefit)                          (12)      (15)
Adjustment for minimum pension
     liability                           --        --
                                      -------------------
  Net prepaid pension cost            $  91     $  84
                                      -------------------
Actuarial Assumptions:
  Weighted-average discount rate       7.00%     7.50%
  Average rate of increase in future
    compensation levels                5.00      5.00
                                      -------------------
As a result of the lower interest rate environment, USF&G decreased the discount rate assumption as of December 31, 1997, which increased the accumulated benefit obligation. The expected long-term rate of return on assets was 8.5% for 1997, 1996 and 1995.

The assets held by the plan consist primarily of fixed-income and equity securities. USF&G classifies prepaid pension cost with other assets in the Consolidated Statement of Financial Position.

The components of net pension expense were as follows:

(in millions)                   1997    1996    1995
                               ------------------------
Service cost                    $  7    $  8    $  5
Interest cost                     29      28      27
Actual return on plan assets     (71)    (20)    (63)
Net amortization (deferral)       43      (4)     43
                               ------------------------
  Net periodic pension expense  $  8    $ 12    $ 12
                               ------------------------

10.2. Postretirement benefits

USF&G sponsors a defined-dollar postretirement health care (medical and dental) plan and noncontributory life insurance plan covering most regular full-time employees of the Corporation and its affiliates. USF&G's contributions and costs are determined based on the annual salary and the type of coverage elected by covered employees. USF&G's contributions to the plan are a percentage of plan costs based on age and service of employees at retirement. Additionally, the plan costs are capped at projected 1998 cost levels, and retiree contributions are increased for the total medical costs over the projected levels.

USF&G accrues the cost of health care, life insurance and other retiree benefits when the employees' services are rendered, and funds the health care and life insurance benefit costs principally on a pay-as-you-go basis.The plans' combined funded status and amounts recognized in the consolidated financial statements were as follows:

                                          At December 31
(in millions)                              1997    1996
                                         ----------------
Accumulated Postretirement Benefit
Obligation:
  Retirees                                  $43     $43
  Fully-eligible active plan participants     1       1
  Other active plan participants              8       7
                                         ----------------
                                             52      51
Plan assets at fair value                    --      --
                                         ----------------
  Unfunded obligation                        52      51
Unrecognized net (loss) gain                 (1)      2
                                         ----------------
  Accrued postretirement benefit costs      $51     $53
                                         ----------------

USF&G classifies accrued postretirement benefit costs with other liabilities in the Consolidated Statement of Financial Position.

Net periodic postretirement benefit costs consisted of $1 million of service cost and $4 million of interest cost for each of the years ended December 31, 1997, 1996 and 1995.

The weighted-average annual assumed rate of increase in per capita cost of covered benefits (i.e., medical trend rate) for the plans is 7.25 percent for 1998 and 1997, and is assumed to decrease to 5.25 percent in 2003 for participants age 65 or younger, and 7.00 percent for 1998 and 1997, decreasing to 5.25 percent for participants over age 65, and remain at that level thereafter. Increasing the assumed medical trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation by approximately $4 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year by less than $1 million. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.00 percent and 7.50 percent at December 31, 1997 and 1996, respectively.

Note 11 Income Taxes

USF&G Corporation and its subsidiaries file a consolidated federal income tax return. Deferred tax liabilities or assets are recognized for the estimated future tax effects attributable to net operating loss carryforwards ("NOLs") and to temporary differences between the tax basis and GAAP basis of an asset or a liability. A valuation allowance is required if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized.

At December 31, 1997, the net deferred tax asset of $317 million recorded by USF&G was supported by a combination of forecasted taxable income and a tax strategy that USF&G would implement to prevent NOLs from expiring. Based on the weight of positive and negative evidence, USF&G believes that it is more likely than not that it will be able to realize all of its deferred tax assets. Accordingly, no valuation allowance was provided at December 31, 1997.

11.1. Significant components of deferred tax assets and liabilities

                                                At December 31
(in millions)                                    1997    1996
                                               ----------------
Deferred Tax Liabilities:
  DPAC                                           $145    $146
  Net unrealized gains                             90      33
  Prepaid pension cost                             32      29
  Real estate                                      24      15
  Other invested assets                             5       4
  Other                                            38      37
                                               ----------------
    Total deferred tax liabilities                334     264
                                               ----------------
Deferred Tax Assets:
  Facilities exit costs                            48      51
  Unpaid losses and loss expenses                 220     228
  Future policy benefits                           66      59
  Unearned premiums                                52      54
  Foreign reinsurance                              48      47
  Postretirement benefits                          18      19
  Other                                            15      40
  NOLs                                            184     202
                                               ----------------
    Total deferred tax assets                     651     700
Valuation allowance for deferred tax assets        --       --
                                               ----------------
  Deferred tax assets, net of
      valuation allowance                         651     700
                                               ----------------
    Net deferred tax assets                      $317    $436
                                               ----------------

The components of the changes in the valuation allowance were recorded through shareholders' equity and operations, as follows:

(in millions)                                   1997   1996   1995
                                               ---------------------
Changes Recognized in Shareholders'Equity:
  Changes related to net unrealized
     (gains) losses                              $--   $ 95  $(147)
  Change related to minimum pension liability     --    (35)    13
                                               ---------------------
    Total changes recognized in
        shareholders' equity                      --     60   (134)
                                               ---------------------
Changes Recognized in Statement of Operations:
  Reduction for increased likelihood
     of realization                               --    (96)   (81)
  Other adjustments                               --     --      2
                                               ---------------------
    Total changes recognized in
      statement of operations                     --    (96)   (79)
                                               ---------------------
Total change in valuation allowance              $--   $(36) $(213)
                                               ---------------------

11.2. Income tax expense (benefit)

The components of the total income tax expense (benefit) were recorded through shareholders' equity and operations, as follows:

(in millions)                           1997   1996   1995
                                      ----------------------
Recorded in Shareholders' Equity:
  Benefit from deduction of employee
     stock options exercised            $ (5)   $(2)  $ --
  Deferred expense for change in
  unrealized gain on investments          57     33     --
                                      ---------------------
    Net expense recorded in
      shareholders' equity                52     31     --
                                      ---------------------
Recorded in Statement of Operations:
  Expense on net income                   84     (2)   (14)
  Benefit from distributions on
     capital securities                   (7)    --     --
                                      ---------------------
    Total expense (benefit) recorded
        in statement of operations        77     (2)   (14)
                                      ---------------------
Total income tax expense (benefit)
    recorded                            $129    $29   $(14)
                                      ---------------------

11.3. Components of provision for income taxes (benefit)

(in millions)                          1997    1996   1995
                                      ----------------------
Current tax                            $ 28     $ 8   $ 61
NOL utilization                         (18)     (5)   (56)
                                      ----------------------
Current tax, net of NOL utilization      10       3      5
Deferred tax (benefit)                   67      91     62
Tax benefit of capital securities         7      --     --
Adjustment of the beginning of the
    year valuation allowance             --     (96)   (81)
                                      ----------------------
    Provision for income taxes
      (benefit)                        $ 84    $ (2)  $(14)
                                      ----------------------
Income taxes paid                      $  7    $  5   $  5
                                      ----------------------

11.4. Reconciliation of taxes at federal rates to provision for income taxes (benefit)

(in millions)                          1997   1996    1995
                                      ----------------------
Tax at federal rates                   $102   $ 91    $ 68
Tax Effect (Benefit):
  Adjustment of the beginning of the
    year valuation allowance            --     (96)    (81)
  Tax-exempt interest income           (14)     (2)     (2)
  Other                                 (4)      5       1
                                      ----------------------
Provision for income taxes (benefit)  $ 84    $ (2)   $(14)
                                      ----------------------

11.5. Net operating loss carryforwards

At December 31, 1997, USF&G had NOLs remaining for tax return purposes expiring in 2006. The amount and timing of recognizing the benefit of these NOLs depends on future taxable income and limitations imposed by tax laws. The approximate amounts of USF&G's NOLs on a regular tax basis and an alternative minimum tax ("AMT") basis at December 31, 1997 were as follows:

(in millions)                         Tax Return NOLs
                                     -----------------
Regular tax basis                                $525
AMT basis                                         393
                                     -----------------

Note 12 Reinsurance

USF&G reinsures portions of its policy risks with other insurance companies or underwriters, and assumes policy risks from other insurance companies and through participation in pools and associations. Reinsurance gives USF&G the ability to write larger risks and control its exposure to losses from catastrophes or other events that cause unfavorable underwriting results. USF&G's ceding reinsurance agreements are generally structured on a treaty basis whereby all risks meeting certain criteria are automatically reinsured. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Reinsurance contracts do not relieve USF&G from its obligation to policyholders. Failure of reinsurers to honor their obligations could result in losses to USF&G. USF&G evaluates the financial condition of its reinsurers and monitors concentrations of credit risks arising from similar economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

At December 31, 1997 and 1996, property/casualty reinsurance receivables totaled $860 million and $794 million, respectively. Of these amounts, approximately $89 million and $95 million, respectively, were associated with the Workers' Compensation Reinsurance Bureau ("WCRB"), a single voluntary reinsurance association of primary workers' compensation insurers formed for the purpose of providing excess of loss reinsurance to its members. USF&G is a member of this pool. Each member is required to hold collateral, for the benefit of all member companies, in the form of investment-grade securities equaling 115 percent of the member's share of outstanding receivables of the WCRB. This collateral requirement mitigates the risk of the WCRB becoming insolvent. Risk of loss is minimal for the remainder of receivables due to similar pool arrangements with collateral requirements, other contracts where funds are withheld, or letters of credit maintained. Credit risk is also diversified among numerous reinsurers.

Additionally, USF&G has been active in the involuntary market as a servicing carrier whereby USF&G processes business for a pool but takes no direct underwriting risk because it is directly reimbursed for the cost of processing policies and settling any related claims. Servicing carrier receivables of $710 million and $661 million associated with this business are separately disclosed in the Consolidated Statement of Financial Position at December 31, 1997 and 1996, respectively.

In August 1996, F&G Life entered into a coinsurance contract with an unaffiliated life insurance company to cede a significant portion of F&G Life's block of single premium deferred annuities (the "broker SPDA block"). As part of the transaction, F&G Life transferred $932 million of investments and other assets to the coinsurer, and recorded a reinsurance receivable of $964 million. In December 1997, F&G Life entered into another coinsurance agreement with an unaffiliated life reinsurance company whereby F&G Life transferred approximately $144 million of investments and other assets to the reinsurer and recorded a reinsurance receivable of $131 million. These transactions had no material effect on USF&G's 1997 or 1996 net income. As of December 31, 1997, the addition of receivables under the 1997 contract, offset by surrender activity under the 1996 contract, reduced the reserves for the transferred annuity blocks and the related reinsurance receivable balances to $765 million. At December 31, 1997 and 1996, F&G Life's reinsurance receivables totaled $786 million and $782 million, respectively.

The effect of reinsurance on USF&G's premiums and losses was as follows:

                                      1997
                       Premiums       Losses  Unpaid  Unearned
(in millions)      Written  Earned  Incurred  Losses  Premiums
                   --------------------------------------------
Property/Casualty:
    Direct          $2,391  $2,386    $1,699  $4,703    $1,057
    Assumed            539     573       355   1,451        91
                   --------------------------------------------
    Gross            2,930   2,959     2,054   6,154     1,148
    Ceded             (478)   (414)     (260) (1,125)     (184)
                   --------------------------------------------
     Net             2,452   2,545     1,794   5,029       964
Life                   N/A     137       277   3,816       N/A
                   --------------------------------------------
  Total             $2,452  $2,682    $2,071  $8,845    $  964
                   --------------------------------------------

                                      1996
                      Premiums        Losses  Unpaid  Unearned
(in millions)      Written  Earned  Incurred  Losses  Premiums
                   --------------------------------------------
Property/Casualty:
    Direct          $2,401  $2,346    $1,721  $4,614    $  991
    Assumed            621     609       372   1,418       122
                   --------------------------------------------
    Gross            3,022   2,955     2,093   6,032     1,113
    Ceded             (383)   (369)     (225)  (987)      (120)
                   --------------------------------------------
     Net             2,639   2,586     1,868   5,045       993
Life                   N/A     145       313   3,552       N/A
                   --------------------------------------------
  Total             $2,639  $2,731    $2,181  $8,597    $  993
                   --------------------------------------------



                                      1995
                      Premiums        Losses  Unpaid  Unearned
(in millions)      Written  Earned  Incurred  Losses  Premiums
                   --------------------------------------------
Property/Casualty:
    Direct          $2,318  $2,253    $1,607  $4,675    $  945
    Assumed            634     637       436   1,422       110
                   --------------------------------------------
    Gross            2,952   2,890     2,043   6,097     1,055
    Ceded             (389)   (398)     (241)   (984)     (136)
                   --------------------------------------------
     Net             2,563   2,492     1,802   5,113       919
Life                   N/A     174       376   3,719       N/A
                   --------------------------------------------
  Total             $2,563  $2,666    $2,178  $8,832    $  919
                   --------------------------------------------

Included in assumed unpaid losses in the preceding tables are $18 million and $34 million related to loss portfolio transfer agreements at December 31, 1997 and 1996, respectively. USF&G has not entered into any such agreements to cede its unpaid losses.

Note 13 Financial Guarantees

As of December 31, 1997, USF&G was contingently liable for par value amounts totaling approximately $89 million on financial guarantee exposures ceded through reinsurance agreements with a monoline insurance company in which USF&G formerly had a minority ownership interest. In addition, USF&G has other financial guarantee obligations where the par value guaranteed totaled $3 million at December 31, 1997, maturing at various dates through 2005. USF&G has also committed, in connection with the sale of certain real estate mortgages, to assumption of the first $15 million in losses, if any, that would arise as a result of default on multi-family mortgages securitized as mortgage-backed securities.

Note 14 Legal Contingencies

USF&G's insurance subsidiaries are routinely engaged in litigation in the normal course of their businesses, including defending claims for punitive damages. As insurers, they defend third-party claims brought against their insureds, as well as defend themselves against first-party and coverage claims. Additionally, contingencies may arise from insurance regulatory matters and regulatory litigation matters (refer to Note 14.3).

In the opinion of management, such contingencies and the contingencies described below are not expected to have a material adverse effect on USF&G's consolidated financial position, although it is possible that the results of operations in a particular quarter or annual period would be materially affected by an unfavorable outcome.

14.1. Workers' compensation litigation

A series of class actions have been filed against the National Council on Compensation Insurance ("NCCI"), the insurance companies which served as servicing carriers in various states, and the National Workers' Compensation Reinsurance Pool ("NWCRP"). The complaints generally allege that the defendants conspired to fix servicing carrier fees at unreasonably high and noncompetitive levels thereby allegedly causing inflated deficits in the voluntary market, excessive expansion of the residual market and excessive contraction of the voluntary market. The plaintiffs generally seek unspecified compensatory and punitive damages and, in some cases, civil penalties, treble damages under state antitrust laws, and temporary and permanent injunctive relief. Plaintiffs' counsel in these cases have, from time to time, indicated that similar cases may be filed in other states. USF&G believes that it has meritorious defenses to each of the class actions and has determined to defend the actions vigorously. A determination of the outcome of these cases cannot be made at this time. Each of the currently pending cases is described below.

North Carolina: On November 24, 1993, N.C. Steel, Inc., and six other North Carolina employers filed a class action captioned N.C. Steel, Inc., et al., v. National Council on Compensation Insurance, et al., in the General Court of Justice, Superior Court Division, Wake County, North Carolina against the NCCI, North Carolina Rate Bureau, USF&G and eleven other insurance companies that served as servicing carriers for the North Carolina involuntary workers' compensation market. On January 20, 1994, the plaintiffs filed an amended complaint seeking to certify a class of all employers who purchased workers' compensation insurance in the State of North Carolina after November 24, 1989. On February 14, 1995, the trial court granted the defendants' motion to dismiss the complaint. The plaintiffs appealed, and on July 16, 1996, the North Carolina Court of Appeals affirmed the dismissal of the plaintiffs' first claim for relief, which is premised on alleged excessive rates, but reversed the trial court's decision to dismiss the plaintiffs' second claim for relief, which is premised on employers allegedly being improperly shifted from the voluntary market to the assigned risk market as a result of stricter underwriting caused by high residual market burdens. The parties are awaiting the decision of the North Carolina Supreme Court following a hearing of both issues on March 18, 1997.

South Carolina: On August 22, 1994, the Attorney General of the State of South Carolina filed a suit captioned State of South Carolina, County of Greenville, et al., v. National Council on Compensation Insurance, et al., in the County of Greenville, South Carolina against the NCCI, the NWCRP, USF&G and seven other insurance companies that served as servicing carriers for the South Carolina involuntary workers' compensation market. The Attorney General alleges that the conspiracy occurred for an unspecified period of time prior to January 1994. Discovery is underway in the case and a trial is scheduled for November 1998.

Kansas: On October 3, 1996, a Kansas employer filed a class action captioned Amundson & Associates Art Studies, Ltd., et al., v. National Council on Compensation Insurance, et al., in the District Court of Wyandotte County, Kansas against the NCCI and the insurance companies that acted as servicing carriers for the Kansas involuntary workers' compensation market. The defendants removed the case to the United States District Court for the District of Kansas, but on September 17, 1997, the federal District Court granted the plaintiff's motion to remand the case to the state court. The defendants have filed a motion to dismiss the case, and a hearing on that motion is scheduled for March 2, 1998. No trial date has yet been set.

Tennessee: On December 31, 1996, four Tennessee employers filed a class action captioned Jo Ann Forman, Inc., et al., v. National Council on Compensation Insurance, et al., in the Chancery Court of Marion County, Tennessee against the NCCI, NWCRP and the insurance companies that acted as servicing carriers for the Tennessee involuntary workers' compensation market. The defendants have filed a motion to dismiss the case and are awaiting the decision of the trial court following a hearing on July 14, 1997. No discovery has yet occurred.

Missouri: On February 20, 1997, six Missouri employers filed a class action captioned Atlas Reserve Temporaries, Inc., et al., v. Vanliner Insurance Co., et al., in the Circuit Court of Cole County, Missouri against the NCCI, USF&G and other insurance companies that acted as servicing carriers for the Missouri involuntary workers' compensation market. On August 26, 1997, the trial court denied the defendants' motion to dismiss the case, and the defendants appealed that decision. On September 26, 1997, the Missouri Court of Appeals denied the defendants' appeal. The defendants have moved for a change in venue. No discovery has yet occurred.

14.2. Shareholder lawsuits

On January 23 and February 2, 1998, two shareholders of USF&G filed separate suits against the Corporation captioned Sam Dickstein v. USF&G Corporation, et al., and Ethel Theodore v. USF&G Corporation, et al., in the Circuit Court for Baltimore City, Maryland. In these actions, the Corporation and some or all of its directors were named as defendants, along with St. Paul. The suits generally allege that the proposed merger agreement between USF&G and St. Paul is wrongful, unfair and harmful to USF&G's public shareholders and that USF&G's directors failed to: (1) undertake an adequate evaluation of USF&G's worth; (2) take adequate steps to enhance USF&G's value; (3) effectively expose USF&G to the marketplace; and (4) act independently to protect the interests of USF&G's shareholders. St. Paul is accused of aiding and abetting the alleged breaches of duty. The suits seek to have a plaintiff class certified of all shareholders of USF&G (excluding the individual defendants) and seek to enjoin the proposed merger and/or obtain monetary damages for the alleged conduct. USF&G believes the allegations in the suits are without merit, and is determined to defend the actions vigorously. A determination of the outcome of these cases cannot be made at this time.

14.3. Regulation

USF&G's insurance subsidiaries are subject to extensive regulatory oversight in the jurisdictions where they do business. From time to time, the insurance regulatory framework has been the subject of increased scrutiny. At any one time there may be numerous initiatives within state legislatures or state insurance departments to alter and, in many cases, increase state authority to regulate insurance companies and their businesses. It is not possible to predict the future impact of increasing regulation on USF&G's operations. (Additional information regarding regulatory matters may be found in Section 9, "Regulation", of Management's Discussion and Analysis of Financial Condition and Results of Operations.)

Note 15 Interim Financial Data (Unaudited)

(in millions except                 Quarter
per share data)         First   Second   Third  Fourth*
                   ------------------------------------
Revenues            1997 $845     $872    $828    $859
                    1996  867      858     871     902
                    1995  818      856     885     900
                   ------------------------------------
Net income          1997  $45      $47     $48     $54
                    1996   57       67      35     102
                    1995   49       46      49      65
                   ------------------------------------
Basic EPS**         1997 $.38     $.43    $.43    $.48
                    1996 $.43     $.52    $.26    $.84
                    1995  .39      .35     .37     .52
                   ------------------------------------
Diluted EPS**       1997 $.36     $.40    $.40    $.46
                    1996  .42      .50     .25     .79
                    1995  .36      .33     .36     .48
                   ------------------------------------
*The fourth quarter 1996 and 1995 results reflect tax benefits of $3 million and $15 million, respectively (refer to Note 11). The fourth quarter 1996 results also reflect $(30) million in facilities exit costs/(sublease income) as discussed in Note 1.13.
**The sum of quarterly income per share amounts may not equal the full year's amount due to stock issuances, repurchases and redemptions during presented periods.

Note 16 Information on Business Segments

USF&G's principal business segments are property/casualty insurance and life insurance.

16.1. Assets

The assets of the insurance operations are primarily investments. Foreign assets, consisting primarily of the assets of Afianzadora (refer to Note 1.14), are not material. Assets of the business segments were as follows:

                                    At December 31
(in millions)                        1997     1996
                                  -------------------
Property/casualty insurance       $11,204  $10,099
Life insurance                      4,478    4,204
Noninsurance operations and
    eliminations                      137      104
                                  -------------------
    Consolidated total            $15,819  $14,407
                                  -------------------

16.2 Operations

USF&G's insurance business is geographically diversified throughout North America. Reinsurance and noninsurance operations are located in the United States, Europe and various foreign countries. Foreign operations, in total, are not material. Summarized financial information for the business segments is as follows:



                                                                                   Income (Loss) from Operations
                                                        Revenues                        Before Income Taxes**
(in millions)                                  1997       1996      1995              1997      1996       1995
                                            ----------------------------------------------------------------------
Property/Casualty Insurance
Underwriting Results:
  Commercial Insurance Group                 $  936     $  954    $  876             $ (89)    $ (82)     $ (97)
  Family and Business Insurance Group           932        989       982               (71)     (147)      (119)
  Discover Re                                    29         22        25                 4         2          1
  F&G Re                                        459        480       490                30        52         43
  Surety Group                                  189        141       119                27         8         16
                                            -----------------------------------------------------------------------
    Property/casualty underwriting results    2,545      2,586     2,492               (99)     (167)      (156)
Net investment income*                          443        441       438               443       441        438
Net realized gains on investments*               12         63        14                12        63         14
Other                                             9         10        12               (27)     (106)       (42)
                                            -----------------------------------------------------------------------
  Total property/casualty insurance           3,009      3,100     2,956               329       231        254
                                            -----------------------------------------------------------------------
Life Insurance:
  Premium income                                137        145       174
  Net investment income                         253        269       306
  Net realized gains (losses) on investments     14        (57)        1
  Other                                          --         --         1
                                            -----------------------------------------------------------------------
    Total life insurance                        404        357       482                78        (8)        28
                                            -----------------------------------------------------------------------
Noninsurance operations and eliminations         (9)        41        21              (115)       36        (87)
                                            -----------------------------------------------------------------------
Consolidated total                           $3,404     $3,498    $3,459             $ 292     $ 259      $ 195
                                            -----------------------------------------------------------------------
*  Net investment income and net realized gains (losses) on investments are not allocated to property/casualty business units.

** Income (loss) from operations before income taxes for 1996 included facilities exit (costs)/income by segment as follows:
Property/casualty, $(28) million; and Noninsurance operations, $70 million.


USF&G CORPORATION  Report of Independent Auditors



Board of Directors
USF&G Corporation

We have audited the accompanying consolidated statement of financial position of USF&G Corporation as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of USF&G Corporation at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                               /s/ ERNST & YOUNG LLP




Baltimore, Maryland
February 20, 1998